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                          [REGENT PACIFIC LETTERHEAD]

                                                                   EXHIBIT 10.26

March 12, 1999



Mr. Charles P. Waite, Jr., Director
Mr. Steven M. Krausz, Director
Verity, Inc.
894 Ross Drive
Sunnyvale, CA 94089


RE: SECOND AMENDMENT TO RETAINER AGREEMENT BETWEEN REGENT PACIFIC MANAGEMENT CORPORATION AND VERITY, INC.


This Second Amendment to Retainer Agreement sets forth certain amendments to the Retainer Agreement between Regent Pacific Management Corporation, a California corporation ("Regent Pacific"), and Verity, Inc., a Delaware corporation, and its wholly-owned and controlled subsidiaries (collectively, "Verity") dated July 31, 1997, as amended on April 13, 1998, (the "Original Retainer Agreement" and "First Amendment", respectively). Except for the amendments expressly contained herein, the Original Retainer Agreement and First Amendment shall remain in full force and effect.

1. Paragraph 1 of the Original Retainer Agreement as amended by the First Amendment is hereby amended in its entirety as follows:

          "Regent Pacific agrees that the size of the Regent Pacific crisis team shall be maintained at a level at least four (4) persons until August 31, 1999, and, thereafter, at such level as Regent Pacific reasonably determines to be necessary for Regent Pacific to provide management services as required under this Agreement. In addition to the team referred to in this Paragraph, Regent Pacific has made available and will continue to make available one additional management team member located in Europe to assist with Verity's European operations on an as-needed basis. Additionally, the parties agree that Gary J. Sbona became an employee of Verity effective February 16, 1998 at an annual salary of $52,000 per year. Also, Mr. Sbona was appointed a member of Verity's Board of Directors on May 1, 1999. In consideration for the additional services provided by Mr. Sbona in these capacities and other Regent Pacific personnel as officers of Verity, as described in this amendment, the parties acknowledge that Verity has released to Regent Pacific $200,000 of the retainer escrow."

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Mr. Charles P. Waite, Jr.
Mr. Steven M. Krausz
March 12, 1999
Page 2 of 3



2. Paragraph 2 of the Original Retainer Agreement is hereby amended following the statement: "Regent Pacific's services do not include the following activities and/or work product" to read as follows:

        "With the exception of Gary J. Sbona, Stephen W. Young, Thomas E. Gardner, James A. Garvey and John Navas, Regent Pacific personnel provided under the terms of this engagement shall not be appointed officers of Verity, and shall not accept nor be held accountable for the fiduciary obligations of an officer or director of Verity"

        The remainder of such paragraph is not amended.

3. The paragraph of the Original Retainer Agreement as amended by the First Amendment entitled "Fees" is hereby amended in its entirety as follows:

        "FEES: We have agreed to provide the work product included in this agreement for a period of thirty-seven (37) months, including services covering a non-cancelable period beginning on July 31, 1997 and ending on February 28, 2000 (the "Non-Cancelable Period"). This service shall be $50,000 per week, payable in four (4) week increments, each to be paid in advance of each Regent Pacific standard four-week billing period. It is agreed and understood the start of each payments of such cash fees are to be made immediately preceding the start of each four-week billing period, and that failure to pay such periodic payments when due shall constitute a breach of this agreement by Verity. It is further understood that Regent Pacific's fees are to be paid in advance of the work to be performed, and that the initial payment is to be paid on or before July 31, 1997. It is further agreed that such cash payments are earned in full upon receipt by Regent Pacific, by virtue of our accepting this agreement and the responsibilities it entails, and are nonrefundable."

4. The paragraph of the Original Retainer Agreement as amended by the First Amendment entitled "Terms of Agreement" is hereby amended in its entirety as follows:

        "TERM OF AGREEMENT: The term of this agreement shall be for thirty-seven
        (37) months unless earlier terminated in accordance with this paragraph. Regent Pacific hereby commits the availability of its resources to Verity under this agreement for the full thirty-seven (37) month term of the engagement, or for the full term of the agreement, if such term is extended by Verity as provided in this paragraph. Verity may discharge Regent Pacific at any time after the Non-Cancelable Period provided that Verity has delivered a 60-day written notice of intent to cancel this agreement. Verity may, at its option, extend the form of this agreement for an additional twenty-six (26) week period beyond the thirty-seven


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Mr. Charles P. Waite, Jr.                                  [REGENT PACIFIC LOGO]
Mr. Steven M. Krausz
March 12, 1999
Page 3 of 3


     (37) month period by providing written notice to Regent Pacific at any time on or before February 28, 2000. If Verity elects to exercise its option to extend the term of this Agreement for such twenty-six (26) week period, the Non-Cancelable Period also shall be extended automatically through August 31, 2000. Regent Pacific may withdraw from this assignment at any time with Verity's consent or for good cause without Verity's consent. Good cause also includes Verity's breach of this agreement (including Verity's failure to pay any invoice within five working days of presentation), or any fact or circumstance that would render our continuing participation in the assignment unethical or unlawful."



Very truly yours,

REGENT PACIFIC MANAGEMENT CORPORATION


By: /s/ GARY J. SBONA
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        Gary J. Sbona
        President and Chief Executive Officer


THE FOREGOING IS HEREBY APPROVED AND AGREED TO:

Dated: March 12, 1999

VERITY, INC.

(Signifies full agreement with all terms and conditions)



By: /s/ CHARLES P. WAITE, JR.
    -------------------------------------------------
        Charles P. Waite, Jr.
        Director, on Behalf of the Board of Directors



By: /s/ STEVEN M. KRAUSZ
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        Steven M. Krausz
        Director, on Behalf of the Board of Directors